Exhibit 5.1

14 August 2017	Our Ref: JB/mm/N1277-A00400

Norwegian Cruise Line Holdings Ltd. 9th Floor Cumberland House 1 Victoria Street Hamilton HM 11 Bermuda

Dear Sirs

NORWEGIAN CRUISE LINE HOLDINGS LTD.

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the sale by the selling shareholders named in the Prospectus Supplement (as defined below) of an aggregate of 15,000,000 ordinary shares of par value US$0.001 each ("Ordinary Shares") in the capital of Norwegian Cruise Line Holdings Ltd. (the "Company") pursuant to an automatically effective registration statement on Form S-3 (File No. 333-216441) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on 3 March 2017 under the Securities Act of 1933 (as amended), the related base prospectus that forms part of the Registration Statement (the "Base Prospectus"), as supplemented by a prospectus supplement dated 10 August 2017 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), and the Underwriting Agreement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we are of the opinion that the Ordinary Shares have been duly authorised and validly issued, fully paid and non-assessable.

Taylors

Park Place, 55 Par-la-Ville Road, Third Floor, Hamilton HM 11, Bermuda

+1 441 242 1500

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This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is addressed to you in connection with the sale of the Ordinary Shares as described in the Registration Statement and the Prospectus and is not to be relied upon in respect of any other matter. We understand that the Company wishes to file this opinion as an exhibit to the Current Report on Form 8-K, to be filed on the date of this opinion, and its incorporation by reference into the Registration Statement, and to reference this firm under the caption “Legal Matters” in the Prospectus Supplement, which will be deemed to be a part of the Registration Statement, and we hereby consent thereto.

This opinion shall be construed in accordance with the laws of Bermuda.

Yours faithfully

/s/ Taylors

Taylors

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 February 2011, Memorandum of Association as registered on 21 February 2011, Bye-laws adopted on 20 May 2015, register of members dated 14 August 2017 and register of directors and officers of the Company dated 14 August 2017, certified copies of which have been provided to us by the assistant secretary of the Company on 14 August 2017, and the list of shareholders maintained by American Stock Transfer & Trust Company dated 31 July 2017 (together the "Company Records").

2.	A certified extract of minutes of a meeting of the Board of Directors of the Company held on 7 February 2017 (the "Resolutions").

3.	A copy of an executed underwriting agreement dated 10 August 2017 among the Company, Citigroup Global Markets Inc., Barclays Capital Inc. and Goldman Sachs & Co. LLC and the Selling Stockholders (as defined therein) (the “Underwriting Agreement”).

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement and the Prospectus and, insofar as any obligation expressed to be incurred under the Registration Statement and the Prospectus is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement and the Prospectus are genuine and are those of a person or persons given power to execute the Registration Statement and the Prospectus under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate. The Registration Statement and the Prospectus conform in every material respect to the latest drafts of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws of the Company to be recorded therein are so recorded.

4.	The Resolutions were duly adopted at a duly convened and quorate meeting of the Board of Directors and such meeting was held and conducted in accordance with the Memorandum of Association and Bye-laws of the Company.

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Schedule 3

QUALIFICATIONS

1.	We express no opinion upon any provisions in the Registration Statement and the Prospectus which contains a reference to any law or statute that is not a Bermudian law or statute.

2.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement and the Prospectus nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement and the Prospectus.

3.	"Non-assessability" is not a legal concept under Bermuda law. Reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

(b)	bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.